UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2023
NORDSON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	000-07977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road Westlake, Ohio 44145 (Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: 440-892-1580
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Shares, without par value	NDSN	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On August 23, 2023, Nordson Corporation (the “Company”) entered into a 364-Day Term Loan Credit Agreement (the “Term Loan Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), Sole Lead Arranger and Sole Bookrunner, and various financial institutions named therein as lenders. The Term Loan Agreement provides for a term loan facility in the aggregate principal amount of €760.0 million (the “Term Loan Facility”).

The Term Loan Agreement:

•provides for a committed senior unsecured Term Loan Facility denominated in euros;
•requires mandatory prepayments of the loans under the Term Loan Facility with the net cash proceeds from debt and equity issuances and asset sales, in each case subject to exceptions, baskets and thresholds as set forth in the Term Loan Agreement;
•matures on August 21, 2024;
•contains certain representations and warranties that the Company believes are usual and customary for a senior unsecured credit facility;
•contains certain covenants that the Company believes are usual and customary for a senior unsecured credit facility, including compliance with a leverage ratio and an interest coverage ratio, and certain covenants that restrict, among other things, the Company’s and its subsidiaries’ ability to: incur debt; incur liens; merge or consolidate with other companies or sell assets outside the ordinary course of business; and
•contains events of default usual and customary for a senior unsecured credit facility (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the representations or warranties; breach of the financial, affirmative or negative covenants; default of payment on, or accelerations of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its subsidiaries; certain specified events under the Employee Retirement Income Security Act of 1974, as amended; certain changes in control of the Company; and the invalidity or unenforceability of the Term Loan Agreement or other documents associated with the Term Loan Agreement.

The loans under the Term Loan Facility bear interest at a eurocurrency rate plus an applicable margin. The applicable margin is based on the Company’s Leverage Ratio (as defined in the Term Loan Agreement). The Company used the proceeds of the Term Loan Facility to fund, in part, the Acquisition (as defined below).

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The lenders under the Term Loan Facility and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services from the Company and its subsidiaries (including in connection with the transactions described in this Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The description contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.
Item 8.01    Other Events.

As previously disclosed, on June 25, 2023, the Company, as guarantor, and its Italian subsidiary, Nordson Italia S.p.A., as buyer (the “Buyer”), entered into a Sale and Purchase Agreement (the “Agreement”) with Capvis Equity V LP (“Capvis”), DRIP Co-Investment (“DRIP”), and certain individuals (the “Individual Sellers”, and together with Capvis and DRIP, collectively, the “Sellers”), pursuant to which the Buyer agreed to purchase (the “Acquisition”), whether directly or through a wholly-owned direct or indirect subsidiary of the Company, from the Sellers at the closing of the transactions contemplated by the Agreement (i) all the issued and outstanding shares of Polyusus Lux XX S.à. r.l., a Luxembourg private limited liability company, and AgriTech Holding S.à. r.l., a Luxembourg private limited liability company (“AgriTech”), and, indirectly, a 100% equity interest in Arag S.r.l., an Italian limited liability company (“Arag”), as well as the equity interests owned by Arag in its direct and indirect subsidiaries as well as (ii) certain notes issued by AgriTech to certain of the Individual Sellers (the “Notes”). Arag is a global market and innovation leader in the development, production and supply of precision control systems and smart fluid components for agricultural spraying.

On August 24, 2023, the Buyer (through its wholly-owned subsidiary Nordson Italia Agriculture S.r.l.) consummated the Acquisition for cash consideration of approximately €957 million, net of the repayment of approximately €30.3 million of debt of the acquired companies, using proceeds from a borrowing under the Company’s revolving credit facility and the Term Loan Facility.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.

4.1
364-Day Term Loan Credit Agreement, dated as of August 23, 2023, by and among Nordson Corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Lead Arranger and Sole Bookrunner, and various financial institutions named therein as lenders.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSON CORPORATION

Date:	August 24, 2023	By:	/s/ Joseph P. Kelley
Joseph P. Kelley
Executive Vice President Chief Financial Officer